Exhibit 10.18

MASTER REPURCHASE AGREEMENT

Between:

Merrill Lynch Mortgage Capital Inc., as Buyer

and

Taberna Realty Holdings Trust, as Seller

Dated as of October 31, 2005

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EXHIBITS

SCHEDULE 1	Existing Indebtedness

EXHIBIT I	Form of Confirmation Letter

EXHIBIT II	Form of Opinion Letter

EXHIBIT III	UCC Filing Jurisdictions

EXHIBIT IV	Form of Account Agreement

EXHIBIT V	Mortgage Loan Schedule Fields

EXHIBIT VI	Mortgage File Documents

EXHIBIT VII	Reserved

EXHIBIT VIII	Seller’s Officer’s Certificate

EXHIBIT IX	Form of Servicer Notice

EXHIBIT X	Authorized Representatives

EXHIBIT XI	Responsible Officers

EXHIBIT XII	Form of Section 7 Certificate

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MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of October 31, 2005, between TABERNA REALTY HOLDINGS TRUST, a Maryland business trust (the “Seller”) and MERRILL LYNCH MORTGAGE CAPITAL INC., a New York corporation (the “Buyer”).

SECTION 1.	APPLICABILITY

From time to time the parties hereto may enter into transactions in which the respective Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the Seller such Mortgage Loans at a date certain after the related Purchase Date (as defined herein), against the transfer of funds by the Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing. This Repurchase Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Repurchase Agreement.

SECTION 2.	DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa)

“Accepted Servicing Practices” shall mean the servicing standard set forth in the applicable Servicing Agreement.

“Account Agreement” shall mean a letter agreement between the Seller, the Buyer, and a depository institution acceptable to Buyer in its sole discretion substantially in the form of Exhibit IV attached hereto as the same may be amended from time to time.

“Additional Purchased Mortgage Loans” shall mean Mortgage Loans or cash provided by the Seller to Buyer or its designee pursuant to Section 4 of this Repurchase Agreement.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value” shall have the meaning set forth in the Pricing Side Letter.

“Assignment” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage. An Assignment shall include, as applicable, such instruments as are necessary and sufficient under the laws of the jurisdiction where a residential cooperative housing corporation is located to reflect of record the sale or transfer of the Mortgage Loan and the security interest in the Mortgaged Property affecting such residential cooperative housing corporation. With respect to any Mortgage Loan registered with MERS, an Assignment shall include a notice of transfer sufficient under the governing instruments of MERS to reflect a transfer of the Mortgage Loan.

“Assignment and Acceptance” shall have the meaning specified in Section 21 hereof.

“Authorized Representative” shall mean, for the purposes of this Repurchase Agreement only, an agent or Responsible Officer of the Seller listed on Exhibit X hereto, as such Exhibit X may be amended from time to time.

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the States of New York or Minnesota or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall mean Merrill Lynch Mortgage Capital Inc., its successors in interest and assigns and, with respect to Section 7, its participants.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Control” shall mean:

(A) any transaction or event as a result of which the Guarantor ceases to own, directly 100% of the trust interests of the Seller;

(B) the sale, transfer, or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(C) the consummation of a merger or consolidation of Seller or the Guarantor with or into another entity or any other corporate reorganization or transaction, if more than 51% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of the Seller or the Guarantor immediately prior to such merger, consolidation or other reorganization.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account established by a financial institution acceptable to Buyer subject to an Account Agreement, into which all Income shall be deposited after the occurrence of a Default or an Event of Default.

“Confirmation” shall mean a Confirmation Letter in the form of Exhibit I hereto.

“Conforming Mortgage Loan” shall mean a first lien Mortgage Loan that conforms to the requirements of an Agency for securitization or cash purchase.

“Co-op Lease” shall mean with respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

“Co-op Loan” shall mean a Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

“Co-op Stock” shall mean with respect to a Co-op Loan, the single outstanding class of stock, partnership interest or other ownership instrument in the related residential cooperative housing corporation.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended from time to time.

“Custodian” shall mean Wells Fargo Bank, N.A., or any successor thereto under the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Delinquent Mortgage Loan” shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for more than two (2) Due Dates, but less than three (3) Due Dates, from the original Due Date for such Monthly Payment.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Cap” shall have the meaning set forth in the Pricing Side Letter.

“Due Diligence Costs” shall have the meaning set forth in Section 27 hereof.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 27 hereof with respect to the Mortgage Loans (other than Mortgage Loans that were acquired by Seller from the Buyer or its Affiliates), as desired by the Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, Seller, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which complies with the representations and warranties (as if made as of each date such Purchased Mortgage Loan is subject to a Transaction hereunder) set forth in the applicable Purchase Agreement and/or Servicing Agreement specified in each Transaction Request.

“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person which is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which such Person is a member, or (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning specified in Section 13.01 hereof.

“Event of Insolvency” shall mean, for any Person:

(a) that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b) that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs; or

(d) the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person or any Affiliate shall become insolvent; or

(f) if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Event of Termination” shall, with respect to the Seller, mean (a) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (b) the withdrawal of the Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (c) the failure by the Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (d) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Seller or any ERISA Affiliate thereof to terminate any Plan, or (e) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (f) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the receipt by the Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (h) has been taken by the PBGC with respect to such Multiemployer Plan, or (i) any event or circumstance exists which may reasonably be expected to constitute grounds for the Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

“Excluded Taxes” shall have the meaning specified in Section 7(e).

“Expenses” shall mean all present and future expenses incurred by or on behalf of the Buyer in connection with this Repurchase Agreement or any of the other Repurchase Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; reasonable attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Seller’s regulators.

“Financial Statements” shall mean the consolidated financial statements of the Guarantor prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by Ernst & Young LLP or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld).

“First Payment Default” shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make the first Monthly Payment due under the Mortgage Loan on or before its scheduled Due Date.

“Fitch” shall mean Fitch Ratings, or any successor thereto.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Ginnie Mae” shall mean the Government National Mortgage Association and any successor thereto.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Taberna Realty Finance Trust or its permitted successors and assigns.

“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, made by the Guarantor in favor of the Buyer, as the same may be amended from time to time.

“High Cost Mortgage Loan” shall mean a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“HUD” shall mean the Department of Housing and Urban Development.

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

“Indebtedness” shall mean, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Party” shall have the meaning specified in Section 15 hereof.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller and a counterparty acceptable to the Buyer, having terms acceptable to the Buyer.

“Jumbo Mortgage Loan” shall mean a first lien Mortgage Loan with a principal balance of not more than $2,000,000 that (i) except (a) with respect to the original principal balance thereof and (b) with respect to other factors acceptable to Buyer in its sole discretion, conforms to the requirements for securitization or cash purchase by an Agency or are eligible for pool insurance by an insurer acceptable to the Buyer, and (ii) that are eligible for sale to (a) the Buyer and its Affiliates or (b) to a third party acceptable to Buyer.

“Late Payment Fee” shall mean the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“Law” shall mean, any law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“LIBOR Period” shall mean, with respect to each Payment Date, the period from and including the immediately preceding Payment Date (or, with respect to the first LIBOR Period for each Transaction, from and including the related Purchase Date) to but excluding such Payment Date, unless otherwise agreed to by the Buyer and the Seller and set forth in the related Confirmation.

“LIBOR Rate” shall mean, with respect to each day during the applicable LIBOR Period, the rate per annum equal to the one month London Inter-Bank Offered Rate for United States Dollar deposits as reported on the display designated as “BBAM” “Page 1229a” on Bloomberg (or such other display as may replace “BBAM” “Page 1229a” on Bloomberg), as of 8:00 a.m., New York City time, on the date two Business Days prior to the commencement of such LIBOR Period, and if such rate shall not be so quoted, or if the related LIBOR Period shall be less than one month, the rate per annum at which the Buyer or its Affiliate is offered dollar deposits at or about 8:00 a.m., New York City time, on the date two Business Days prior to the commencement of such LIBOR Period by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month or such other period as agreed upon in writing by the Buyer and the Seller and in an amount comparable to the amount of the Transactions outstanding on such day.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan to Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” shall have the meaning specified in Section 4.

“Margin Deficit” shall have the meaning specified in Section 4.

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Buyer in its sole discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations or financial condition of the Seller or the Guarantor, (b) the ability of the Seller or the Guarantor to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Buyer or any Affiliate under any of the Repurchase Documents or (e) the timely payment of any amounts payable under the Repurchase Documents.

“Maximum Purchase Price” shall have the meaning set forth in the Pricing Side Letter.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Mortgage Loan” shall mean any Mortgage Loan registered with MERS on the MERS System.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“MIN” shall mean the Mortgage Identification Number for any MERS Mortgage Loan.

“Minimum Purchase Price” shall have the meaning set forth in the Pricing Side Letter.

“MOM Loan” shall mean Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investor’s Service, Inc. or any successors thereto.

“Mortgage” shall mean with respect to each Mortgage Loan that is not a Co-op Loan, each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien on real property and other property and rights incidental thereto and with respect to each Co-op Loan, the related Security Agreement.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit VI hereto.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” shall mean any first lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) is a High Cost Mortgage Loan.

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by the Seller and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit V attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Buyer.

“Mortgage Loan Schedule and Exception Report” shall have the meaning set forth in the applicable Custodial Agreement.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean with respect to a Mortgage Loan that is not a Co-op Loan, the real property securing repayment of the debt evidenced by a Mortgage Note and with respect to a Co-op Loan, the related Co-op Stock and Co-op Lease securing the indebtedness of the Mortgagor under the related Mortgage Loan.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Net Worth” shall mean, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Non-Exempt Buyer” shall have the meaning specified in Section 7(e) hereof.

“Non-Performing Mortgage Loan” shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for three (3) Due Dates or more.

“Non-Recourse Indebtedness” means any Indebtedness incurred by the Seller or the Guarantor, provided that (i) such Indebtedness is non-recourse to any shareholder or equity owner of Seller or Guarantor, (ii) such Indebtedness or certain classes or tranches thereof are publicly issued and/or privately placed Indebtedness of Seller or Guarantor and (iii) such Indebtedness or certain classes or tranches thereof are rated by at least one of the Rating Agencies.

“Obligations” shall mean (a) any amounts due and payable by the Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents and (b) all other obligations or amounts due and payable by the Seller to the Buyer or an Affiliate of Buyer under any other contract or agreement.

“OFAC” shall have the meaning set forth in Section 11(bb) hereof.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“Payment Date” shall mean the last Business Day of each month.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” shall have the meaning specified in Section 5(a).

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean, with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Repurchase Agreement with respect to certain Mortgage Loans.

“Post-Default Rate” shall have the meaning set forth in the Pricing Side Letter.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the LIBOR Rate plus (b) the Pricing Spread.

“Pricing Side Letter” shall mean that certain Pricing Side Letter, dated as of the date hereof, between the Buyer and the Seller, as the same may be amended from time to time.

“Pricing Spread” shall have the meaning set forth in the Pricing Side Letter.

“Prohibited Person” shall have the meaning set forth in Section 11(bb) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Agreement” shall mean each of those certain purchase agreements among the Seller and third parties pursuant to which the Seller purchased Eligible Mortgage Loans.

“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by Seller to the Buyer or its designee.

“Purchase Price” shall mean,

(a) on the Purchase Date, the Asset Value on such date; and

(b) thereafter, except where Buyer and Seller agree otherwise, such Purchase Price decreased by the amount of any cash, Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Sections 5 or applied to reduce Seller’s obligations under Section 4(b) hereof.

“Purchase Price Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Purchased Mortgage Loans” shall mean the Mortgage Loans sold by the Seller to Buyer in a Transaction, and any Additional Purchased Mortgage Loans as evidenced by a Confirmation and a Trust Receipt.

“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of the states in which the related Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the highest rating category by any of the Rating Agencies with respect to primary mortgage insurance and in the two highest rating categories by A.M. Best’s with respect to hazard and flood insurance.

“Rating Agency” shall mean any of S&P, Moody’s or Fitch.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“Recourse Indebtedness” shall mean all Indebtedness of the Guarantor and the Seller other than Non-Recourse Indebtedness.

“Register” shall have the meaning specified in Section 21 hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean a real estate investment trust, as defined in Section 856 of the Code.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Repurchase Agreement” shall mean this Master Repurchase Agreement between Buyer and the Seller, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Repurchase Assets” shall have the meaning provided in Section 8 hereof.

“Repurchase Date” shall mean the date on which the Seller is to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer as specified in the related Confirmation, or if not so specified on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3 or 14, or the date identified to Buyer by the Seller as the date that the related Mortgage Loan is to be sold pursuant to a Takeout Commitment.

“Repurchase Documents” shall mean this Repurchase Agreement, the Pricing Side Letter, the Guaranty, the Custodial Agreement, the Electronic Tracking Agreement, if applicable, the Servicer Notice, the Account Agreement and the Settlement Account Control Agreement.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

“Reset Date” shall mean the last day of the related LIBOR Period.

“Responsible Officer” shall mean an officer of the Seller listed on Exhibit XI hereto, as such Exhibit XI may be amended from time to time.

“S&P” shall mean Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission.

“Section 7 Certificate” shall have the meaning specified in Section 7 (e)(ii) hereof.

“Security Agreement” shall mean with respect to a Co-op Loan, the agreement or mortgage creating a security interest in favor of the originator of the Co-op Loan in the related Co-op Stock.

“Seller” shall mean Taberna Realty Holdings Trust, or any successor in interest thereto.

“Settlement Account” shall have the meaning set forth in of the Custodial Agreement.

“Settlement Account Control Agreement” shall mean the Settlement Account Control Agreement entered into among the Buyer, the Seller and the Custodian, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with its terms.

“Servicer” shall mean Wells Fargo Bank, N.A., PHH Mortgage Corporation or any successor or permitted assigns thereof or any other Servicer approved by Buyer in its sole discretion.

“Servicer Notice” shall mean the notice acknowledged by each Servicer substantially in the form of Exhibit IX hereto.

“Servicing Agreement” shall mean any servicing agreement entered into among a Seller and a Servicer, as the same may be amended from time to time.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Takeout Commitment” shall mean a commitment of Seller to sell one or more Mortgage Loans to a Takeout Investor, and the corresponding Takeout Investor’s commitment back to Seller to effectuate the foregoing.

“Takeout Investor” shall mean any institution which has made a Takeout Commitment and has been approved by Buyer.

“Tangible Net Worth” shall mean, for the Guarantor, on a consolidated basis and as of a particular date, the Net Worth of the Guarantor, less the net book value of all assets which will be treated as intangibles under GAAP, including without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that residual securities issued by the Guarantor shall not be treated as intangibles for purposes of this definition.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Termination Date” shall have the meaning set forth in the Pricing Side Letter.

“Termination Event” shall have the meaning set forth in Section 13.02 hereof.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Request” shall mean a request from the Seller to Buyer to enter into a Transaction.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

SECTION 3. INITIATION; TERMINATION

(a) Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Seller any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i) The following Repurchase Documents delivered to the Buyer:

(A) Repurchase Agreement. This Repurchase Agreement, duly executed by the parties thereto;

(B) Pricing Side Letter. The Pricing Side Letter, duly executed by the parties thereto;

(C) Guaranty. The Guaranty, duly executed by the Guarantor;

(D) Custodial Agreement. The Custodial Agreement, duly executed by the parties thereto;

(E) Servicer Notice. A Servicer Notice, duly executed by the parties thereto in form and substance acceptable to the Buyer;

(F) Settlement Account Control Agreement. The Settlement Account Control Agreement, executed and delivered by a duly authorized officer of each of the Buyer, Seller and Custodian; and

(G) Servicing Agreement. A Servicing Agreement, duly executed by the parties thereto.

(ii) Opinions of Counsel. An opinion or opinions of outside counsel to the Seller and the Guarantor, substantially in the form of Exhibit II.

(iii) Organizational Documents.

(A) A certificate of trust existence of the Seller delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the charter and by-laws (or equivalent documents) of the Seller and of all corporate or other authority for the Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by the Seller from time to time in connection herewith.

(B) A certificate of trust existence of the Guarantor delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the charter and by-laws (or equivalent documents) of the Guarantor and of all corporate or other authority for the Guarantor with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by the Guarantor from time to time in connection herewith.

(iv) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(v) Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b) Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 3(b), the Buyer may enter into a Transaction with Seller. This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement. Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i) Buyer shall have executed and delivered a Confirmation in accordance with the procedures set forth in Section 3(c);

(ii) No Termination Event, Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(iii) Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Seller in Section 11 hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iv) After giving effect to the requested Transaction, (A) the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Purchase Price and (B) the Purchase Price shall be no less than the Minimum Purchase Price;

(v) After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans exceeds the aggregate Repurchase Price for such Transactions;

(vi) At least five (5) Business Days prior to the related Purchase Date, the Seller shall have delivered to the Buyer the related Purchase Agreement and/or Servicing Agreement containing the individual Mortgage Loan representations and warranties and servicing requirements with respect to the Mortgage Loans being sold to the Buyer;

(vii) On or prior to 10 a.m. (New York Time) one (1) day prior to the related Purchase Date, the Seller shall have delivered to the Buyer (a) a Transaction Request, and (b) a Mortgage Loan Schedule; and

(viii) The Seller shall have delivered to the Custodian the Mortgage File with respect to each Purchased Mortgage Loan and the Custodian shall have issued a Trust Receipt with respect to each such Purchased Mortgage Loan to the Buyer;

(ix) The Buyer shall have received all fees and expenses of counsel to the Buyer reimbursable pursuant to by Sections 15(b) and 27 which amounts, at the Buyer’s option, may be withheld from the proceeds remitted by Buyer to the Seller pursuant to any Transaction hereunder;

(x) None of the following shall have occurred and/or be continuing:

(A) an event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B) there shall have occurred a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Repurchase Agreement; or

(xi) Each Transaction Request delivered by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in this Section 3(b) (other than clause (x) hereof) have been satisfied (both as of the date of such request and as of the date of such purchase).

(c) Initiation; Confirmation.

(i) At least five (5) Business Days prior to the related Purchase Date, the Seller shall deliver to the Buyer the related Purchase Agreement and/or Servicing Agreement containing the individual Mortgage Loan representations and warranties and servicing requirements with respect to the Mortgage Loans being sold to the Buyer.

(ii) The Seller shall deliver a Transaction Request to the Buyer on or prior to 10:00 a.m. on the date one (1) Business Day prior to entering into any Transaction. Such Transaction Request shall include a Mortgage Loan Schedule with respect to the Mortgage Loans to be sold in such requested Transaction. Following receipt of such request, Buyer may agree to enter into such requested Transaction or may notify Seller of its intention not to enter into such Transaction. Buyer shall confirm the terms of each Transaction by issuing a written confirmation to the Seller promptly after the parties enter into such Transaction in the form of Exhibit I attached hereto (a “Confirmation”). Such

Confirmation shall set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction, (E) the applicable Purchase Price Percentages, (F) LIBOR Period and (G) additional terms or conditions not inconsistent with this Repurchase Agreement.

(iii) The LIBOR Period for each Transaction shall be one month, unless agreed to in writing by the Buyer.

(iv) Each Confirmation, together with this Repurchase Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by the Seller no more than two (2) Business Days after the date the Confirmation was received by the Seller or unless a corrected Confirmation is sent by Buyer. An objection sent by Seller must state specifically that such writing which is an objection, must specify the provision(s) being objected to by the Seller, must set forth such provision(s) in the manner that the Seller believes they should be stated, and must be received by Buyer no more than two (2) Business Days after the Confirmation was received by the Seller.

(v) Subject to the terms and conditions of this Repurchase Agreement the Seller may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(vi) In no event shall a Transaction be entered into when the Repurchase Date for such Transaction would be later than the Termination Date.

(vii) The Seller shall deliver to the Custodian the Mortgage File pertaining to each Eligible Mortgage Loan to be purchased by the Buyer in accordance with the terms set forth in the Custodial Agreement.

(viii) Subject to the provisions of this Section 3, the Purchase Price will then be made available to the Seller by the Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(d) Repurchase

(i) The Seller may repurchase Purchased Mortgage Loans without penalty or premium on any date. The Repurchase Price payable for the repurchase of any such Purchased Mortgage Loan shall be reduced as provided in Section 5(d). If the Seller intends to make such a repurchase, the Seller shall give one (1) Business Day’s prior written notice thereof to the Buyer, designating the Purchased Mortgage Loans to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans. If any Purchased Mortgage Loan is repurchased on any date other than the Reset Date for such Transaction, the Seller shall pay to the Buyer any amount required to compensate such Buyer for any additional losses, costs or expenses which it may reasonably incur as a result of such repurchase, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Buyer to fund or maintain such Transaction.

(ii) On the Repurchase Date, termination of the Transaction will be effected by reassignment to the Seller or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, the Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer. The Seller is obligated to obtain the Mortgage Files from Buyer or its designee at the Seller’s expense on the Repurchase Date.

SECTION 4.	MARGIN AMOUNT MAINTENANCE

(a) The Buyer shall determine the Market Value of the Purchased Mortgage Loans on a weekly basis, or at such intervals as determined by the Buyer in its sole discretion.

(b) If at any time the aggregate Asset Value of all related Purchased Mortgage Loans subject to all Transactions is less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Buyer or its designee cash or Eligible Mortgage Loans approved by the Buyer in its sole discretion (“Additional Purchased Mortgage Loans”) so that the aggregate Asset Value of the Purchased Mortgage Loans, including any such cash or Additional Purchased Mortgage Loans or cash, will thereupon equal or exceed the aggregate Purchase Price for all Transactions. If Buyer delivers a Margin Call to the Seller on or prior to 9:30 a.m. (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased Mortgage Loans to Buyer no later than 5 p.m. (New York City time) that day. In the event the Buyer delivers a Margin Call to a Seller after 9:30 a.m. (New York City time) on any Business Day, the Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 5 p.m. (New York City time) on the subsequent Business Day.

(c) Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d) Any cash transferred to the Buyer pursuant to Section 4(b) above shall be credited to the Repurchase Price (other than that allocated to Price Differential) of the related Transactions such that the Price Differential shall be calculated on the basis of the Purchase Price as so decreased, commencing on the date of such cash payment.

SECTION 5.	INCOME PAYMENTS

(a) Notwithstanding that Buyer and the Seller intend (other than for federal, state and local income and franchise tax purposes) that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans, Seller shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by the Seller to Buyer) plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Notwithstanding the preceding sentence, if Seller fails to make all or part of the Periodic Advance Repurchase Payment by 3:00 p.m. (New York

time) on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer.

(b) Upon the occurrence and during the continuation of an Event of Default, the Seller shall hold for the benefit of, and in trust for, Buyer all Income, including without limitation all Income received by or on behalf of the Seller with respect to such Purchased Mortgage Loans. Upon the occurrence and during the continuation of an Event of Default, all Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Seller, any Affiliate of the Seller except as expressly permitted above. With respect to each Payment Date, the Seller shall remit all payments as follows:

(i) first, to the payment of all costs and fees payable by the Seller pursuant to this Repurchase Agreement;

(ii) second, to the Buyer in payment of any accrued and unpaid Price Differential; and

(iii) third, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, to the Buyer, in the amount of any unpaid Margin Deficit.

(c) After the occurrence of a Default or an Event of Default, the Seller shall deposit such Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (the “Collection Account”) with a financial institution acceptable to Buyer and subject to the Account Agreement. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Seller or any Affiliate of the Seller except as expressly permitted above. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Buyer, until the next Payment Date.

(d) To the extent that the Buyer receives any funds from a Takeout Investor with respect to the purchase by such Takeout Investor of a Mortgage Loan, the Buyer shall promptly apply such funds in accordance with the same order of priority set forth in Section 5(b) hereof.

(e) Notwithstanding the preceding provisions, if an Event of Default has occurred, all funds in the Collection Account shall be withdrawn and applied as determined by the Buyer.

(f) Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5(a), excluding any Late Payment Fees paid pursuant to any Periodic Advance Repurchase Payments made at the Post-Default Rate pursuant to Section 5(a).

SECTION 6.	REQUIREMENTS OF LAW

(a) If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Buyer to any Tax or increased Tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction or change the basis of taxation of payments to the Buyer in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii) shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer in good faith determines to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall within five (5) Business Days of receipt of a notification pursuant to Section 6(c) pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b) If the Buyer shall have determined in good faith that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount determined in good faith by the Buyer to be material, then from time to time, the Seller shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

(c) If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Seller shall be conclusive in the absence of manifest error.

SECTION 7.	TAXES.

(a) Any and all payments by the Seller under or in respect of this Repurchase Agreement or any other Repurchase Documents to which the Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If the Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Repurchase Agreement or any of the other Repurchase Documents to the Buyer, (i) Seller shall make all such deductions and withholdings in respect of Taxes, (ii) Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by Seller shall be increased as may be necessary so that after Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Buyer, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Buyer is organized or of its applicable lending office, or any political subdivision thereof, unless Buyer becomes subject to a Tax on its overall net income in such jurisdiction as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement or any of the other Repurchase Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b) In addition, Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or any other Repurchase Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement or any other Repurchase Document (collectively, “Other Taxes”).

(c) Seller hereby agrees to indemnify Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7 imposed on or paid by such Buyer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by Seller provided for in this Section 7(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Seller under the indemnity set forth in this Section 7(c) shall be paid within ten (10) days from the date on which Buyer makes written demand therefor.

(d) Within thirty (30) days after the date of any payment of Taxes, Seller (or any Person making such payment on behalf of Seller) shall furnish to Buyer for its own account a certified copy of the original official receipt evidencing payment thereof. For purposes of subsection (e) of this Section 7, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Buyer (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Buyer”) shall deliver or cause to be delivered to Seller the following properly completed and duly executed documents:

(i) in the case of a Non-Exempt Buyer that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii) in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit XII (a “Section 7 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii) in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv) in the case of a Non-Exempt Buyer that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 7 Certificate; or

(v) in the case of a Non-Exempt Buyer that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (i), (ii), (iii), (iv), (vi), (vii) and/or this clause (v) with respect to each such beneficial owner if such beneficial owner were Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of Seller, provided, however, that Buyer shall be provided an opportunity to establish such compliance as reasonable; or

(vi) in the case of a Non-Exempt Buyer that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 7(e) with respect to its beneficial owner if such beneficial owner were the Buyer; or

(vii) in the case of a Non-Exempt Buyer that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were Buyer.

If the forms referred to above in this Section 7(e) that are provided by a Buyer at the time such Buyer first becomes a party to this Repurchase Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Repurchase Agreement, Buyer transferor was entitled to indemnification or additional amounts under this Section 7, then the Buyer assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Buyer transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Buyer assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f) If the Buyer determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Seller or with respect to which the Seller has paid additional amounts pursuant to this Section 7, it shall pay to the Seller an amount that, in the Buyer’s sole discretion is solely attributable to such Non-Excluded Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section 7 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Buyer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Seller, upon the request of the Buyer, agrees to repay the amount paid over to the Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Buyer in the event the Buyer is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Buyer to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Seller or any other Person

(g) For any period with respect to which Buyer has failed to provide Seller with the appropriate form, certificate or other document described in subsection (e) of this Section 7

(other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under subsection (e) of this Section 7, or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Buyer to deliver such form, certificate or other document), such Buyer shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 7 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Seller shall take such steps as such Buyer shall reasonably request, to assist such Buyer in recovering such Non-Excluded Taxes.

(h) Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 7 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(i) Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transaction as indebtedness of the Seller that is secured by the Purchased Mortgage Loans and the Purchased Mortgage Loans as owned by the Seller for federal income tax purposes in the absence of a Default by the Seller. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 8.	SECURITY INTEREST

Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, the Seller hereby pledges to Buyer as security for the performance by the Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, the Records, and all servicing rights related to the Purchased Mortgage Loans, the Repurchase Documents (to the extent such Repurchase Documents and the Seller’s right thereunder relate to the Purchased Mortgage Loans), any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, any Takeout Commitments relating to any Purchased Mortgage Loan, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance, hazard insurance, any Income relating to any Purchased Mortgage Loan, the Collection Account, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loan, and any other contract rights, accounts (including any interest of the Seller in escrow accounts), payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the forgoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, all collateral under any other secured debt facility evidencing Recourse Indebtedness (including, without limitation, any facility documented as a repurchase agreement or similar purchase and sale agreement) between the Seller or its Affiliates on the one hand and the Buyer or the Buyer’s Affiliates on the other, and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Mortgage Loan Schedule and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

The Seller hereby authorizes the Buyer to file such financing statement or statements relating to the Repurchase Assets as the Buyer, at its option and in good faith, may deem appropriate. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

SECTION 9.	PAYMENT, TRANSFER AND CUSTODY

(a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer: MLMCI, Account No. 00812914, for the account of MLMCI Matchbook, Bankers Trust, N.Y., ABA# 021 001 033, not later than 5:00 p.m. New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). The Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b) On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price to the following account of the Seller (or as otherwise directed by the Seller): Account No. 001-1-089433, for the account of Taberna Realty Holdings Trust; The Bancorp, ABA No. 031-101-114, Attn: Kim Walke. With respect to the Purchased Mortgage Loans being sold by a Seller on a Purchase Date, the Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of the Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Seller shall deliver or cause to be delivered and released to Buyer or its designee the Mortgage File for the related Purchased Mortgage Loans.

SECTION 10.	HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOAN

Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Mortgage Loans delivered to the Buyer by the Seller. Title to, and all of the Seller’s interest in, the Purchased Mortgage Loans shall pass to the Buyer on the Purchase Date. The Buyer shall be permitted to transfer, engage in a repurchase transaction with, pledge or hypothecate the Purchased Mortgage Loans; provided, that the transferee of such Purchased Mortgage Loans does not obtain physical possession or control of such Purchased Mortgage Loans; and provided further, that no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Seller pursuant to this Repurchase Agreement, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

SECTION 11.	REPRESENTATIONS

(1) The Seller represents and warrants to the Buyer that as of the Purchase Date for any Purchased Mortgage Loans by the Buyer from the Seller and as of the date of this Repurchase Agreement and any Transaction hereunder:

(a) Acting as Principal. The Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b) No Broker. The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Repurchase Agreement.

(c) Financial Statements. The Seller has heretofore furnished to the Buyer a copy of the Guarantor’s (a) consolidated balance sheet for the fiscal period ended June 30, 2005 and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such period and (b) consolidated balance sheet for the quarterly fiscal period of the Guarantor ended June 30, 2005 and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such quarterly fiscal period(s). All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial position of the Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. The Seller does not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Guarantor, in each case, except as set forth on Schedule 1 or heretofore disclosed to the Buyer in writing.

(d) Organization, Etc. The Seller is a business trust duly organized, validly existing and in good standing under the laws of Maryland. The Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.

(e) Authorization, Compliance, Etc. The execution and delivery of, and the performance by the Seller of its obligations under, the Repurchase Documents to which it is a party (a) are within the Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which the Seller or any of its Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Repurchase Document, result in the creation or imposition of any Lien upon any of the property or assets of the Seller or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument. The Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Repurchase Documents to which it is a party.

(f) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to the best of the Seller’s knowledge, threatened in writing) or other legal or arbitrable proceedings affecting the Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of the Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5 million, (iii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect, or (iv) requires filing with the SEC in accordance with its regulations.

(g) Purchased Mortgage Loans.

(i) The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the Seller was the sole owner of such Purchased Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder.

(ii) The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Repurchase Assets.

(h) Chief Executive Office/Jurisdiction of Organization. On the Effective Date, the Seller’s chief executive office is, and has been, located at 1818 Market Street, Philadelphia, PA 19103. The Seller’s jurisdiction of organization is Maryland.

(i) Location of Books and Records. The location where the Seller keeps its books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

(j) Filing and Payment of Taxes. The Seller and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have timely paid all Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(k) Enforceability. This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Seller in connection herewith are legal, valid and binding obligations of the Seller and are enforceable against the Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(l) Ability to Perform. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents to which it is a party on its part to be performed.

(m) Material Adverse Effect. Since June 30, 2005, there has been no development or event nor, to the Seller’s knowledge, any prospective development or event, which has had or could have a Material Adverse Effect.

(n) No Default. No Default or Event of Default has occurred and is continuing.

(o) Eligible Mortgage Loans. The representations and warranties with respect to each Purchased Mortgage Loan contained in the applicable Purchase Agreement and/or Servicing Agreement are true and correct as of the Purchase Date.

(p) Adverse Selection. The Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(q) Reserved.

(r) Recourse Indebtedness. The Seller does not have any Recourse Indebtedness, except as disclosed on Schedule 1 to this Repurchase Agreement.

(s) Filing Jurisdictions. There are no UCC filing jurisdictions other than those listed on Exhibit III to this Repurchase Agreement.

(t) Accurate and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Seller to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

(u) Margin Regulations. The use of all funds acquired by the Seller under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(v) Investment Company. The Seller nor any of its Subsidiaries is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(w) Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of the Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Seller in accordance with GAAP) of the Seller and the Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Repurchase Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. The Seller does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Seller is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(x) ERISA.

(i) No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Seller to be incurred by the Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii) No Plan of the Seller which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither the Seller nor any ERISA Affiliate thereof is (i) required to give security to any Plan which is a Single-Employer

Plan pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, or (ii) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.

(iii) Each Plan of the Seller, each of its Subsidiaries and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv) Neither the Seller nor any of its Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v) Neither the Seller nor any of its Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in withdrawal liability to the Seller, any of its Subsidiaries or any ERISA Affiliate thereof in an amount that could reasonably be expected to have a Material Adverse Effect.

(y) Mortgage Loan Schedule. The information set forth in the related Mortgage Loan Schedule and all other information or data furnished by, or on behalf of, Seller to Buyer is complete, true and correct in all material respects, and Seller acknowledges that Buyer has not verified the accuracy of such information or data.

(z) No Reliance. The Seller has made its own independent decisions to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(aa) Plan Assets. The Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Seller’s hands.

(bb) No Prohibited Persons. Neither the Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to the Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

SECTION 12.	COVENANTS

On and as of the date of this Repurchase Agreement and each Purchase Date and at all times until this Repurchase Agreement is no longer in force, the Seller covenants as follows:

(a) Preservation of Existence; Compliance with Law. The Seller shall:

(i) Preserve and maintain its legal existence and all of its material rights, material privileges, material licenses, material permits, material approvals and material franchises necessary for the operation of its business and to perform its obligations under the Repurchase Documents;

(ii) Comply with the requirements of all applicable material laws, material rules, material regulations and material orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii) Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(iv) Permit representatives of the Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer, subject to the provisions set forth in Section 27 hereof.

(b) Taxes.

The Seller and its Subsidiaries shall timely file all tax returns that are required to be filed by them and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(c) Notice of Proceedings or Adverse Change. The Seller shall give notice to the Buyer promptly after a Responsible Officer of the Seller has any knowledge of:

(i) the occurrence of any Default or Event of Default or Termination Event;

(ii) any (a) default or event of default under any Indebtedness of the Seller or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against the Seller in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to the Seller;

(iii) any litigation or proceeding that is pending or threatened in writing against (a) the Seller in which the amount involved exceeds $5 million and is not covered by insurance, in which injunctive or similar relief is sought, or which, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in writing in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iv) and, as soon as reasonably possible, notice of any of the following events:

(A) a change in the insurance coverage of the Seller, with a copy of evidence of same attached;

(B) any material change in accounting policies or financial reporting practices of the Seller;

(C) any Lien or security interest (other than security interests created hereby or under any other Repurchase Document) on, or claim asserted against, any of the Repurchase Assets; and

(D) any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect; and

(v) Promptly, but no later than two (2) Business Days after the Seller receives any of the same, deliver to the Buyer a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to the Seller by any Person pursuant to, or in connection with, any of the Repurchase Assets.

(d) Financial Reporting. The Guarantor shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer:

(i) Within one hundred twenty (120) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of the Guarantor for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said consolidated financial statements;

(ii) Within forty-five (45) days after the end of each fiscal quarter, the unaudited balance sheets of the Guarantor as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Guarantor for such period and the portion of the fiscal year through the end of such period, subject, however, to year end adjustments;

(iii) Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (ii) above, or quarterly upon Buyer’s request, a certificate substantially in the form of Exhibit VIII hereto and certified by an executive officer of the Guarantor;

(iv) If applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by the Seller, within 5 Business Days of their filing with the SEC; provided, that, the Seller or Guarantor will provide the Buyer with a copy of the annual 10-K filed with the SEC by the Seller or Guarantor, no later than 90 days after the end of the year; and

(v) Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of the Seller as the Buyer may reasonably request.

(e) Chief Executive Office; Jurisdiction of Organization. Seller shall not move its chief executive office from the address referred to in Section 11(h) or change its jurisdiction of organization from the jurisdiction referred to in Section 11(h) unless it shall have provided Buyer 30 days’ prior written notice of such change.

(f) Visitation and Inspection Rights. The Seller, to the extent reasonably necessary, shall permit the Buyer to inspect, and to discuss with the officers, agents and auditors designated by Seller, the affairs, finances, and accounts of the Seller, the Repurchase Assets, and the Seller’s books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of the Seller to discuss with its officers, its affairs, finances, and accounts.

(g) Reimbursement of Expenses. On the date of execution of this Repurchase Agreement, the Seller shall reimburse the Buyer for all expenses incurred by the Buyer to the extent reimbursable pursuant to Section 15(b) on or prior to such date. From and after such date, the Seller shall promptly reimburse the Buyer for all expenses but solely to the extent reimbursable pursuant to the second sentence of Section 15(b), as the same are incurred by the Buyer and within thirty (30) days of the receipt of invoices therefor; provided, that the aggregate reimbursement obligation of the Seller pursuant to the first and second sentences of Section 15(b) shall not exceed $25,000.

(h) Further Assurances. The Seller shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. The Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Seller will comply with all material rules, material regulations, and other material laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable material rules, material regulations and other material laws. The Seller will not allow any default for which the Seller is responsible to occur under any Repurchase Assets or any Repurchase Document and the Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

(i) True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of the Seller are and will be true and complete and do not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by the Seller to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or in applicable, in the case of SEC filings, the appropriate SEC accounting requirements.

(j) ERISA Events.

(i) Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Seller or any ERISA Affiliate thereof or any combination of such entities in excess of $5 million the Seller shall give the Buyer a written notice specifying the nature thereof, what action the Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii) Promptly upon receipt thereof, the Seller shall furnish to the Buyer copies of (i) all notices received by the Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $5 million; and (iii) all funding waiver requests filed by the Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $5 million, and all communications received by the Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(k) Account Agreement. The Seller shall enter into an Account Agreement and deliver all opinions with respect thereto within ten (10) Business Days of the date hereof.

(l) Hedging. If requested by the Buyer in writing, the Seller shall have entered into Interest Rate Protection Agreements, in an amount in accordance with the Buyer’s written request, with a counterparty acceptable to Buyer, having terms with respect to protection against fluctuations in interest rates reasonably acceptable to the Buyer.

(m) No Adverse Selection. The Seller shall not select Eligible Mortgage Loans to be sold to Buyer as Purchased Mortgage Loans using any type of adverse selection or other selection criteria which would adversely affect the Buyer.

(n) Servicing. The Seller shall not cause the Purchased Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to the Seller with the execution of this Repurchase Agreement.

(o) Insurance. The Seller shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $1,000,000. The Seller shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Seller shall notify the Buyer of any material change in the terms of any such Fidelity Insurance.

(p) Books and Records. The Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(q) Security Interest. The Seller shall do all things necessary to preserve the Repurchase Assets so that they remains subject to a first priority perfected security interest hereunder.

(r) Illegal Activities. The Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(s) Material Change in Business. Without the prior written consent, the Seller shall not make any material change in the nature of its business as carried on at the date hereof.

(t) Limitation on Dividends and Distributions. Without the prior written consent of the Buyer, if an Event of Default has occurred and is continuing, the Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of the Seller, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or pay any dividend or distribution to any shareholder or equity owner of the Seller, either directly or indirectly, whether in cash or property or in obligations of the Seller or any of the Seller’s consolidated Subsidiaries.

(u) Disposition of Assets; Liens. The Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement; nor shall the Seller cause any of the Purchased Mortgage Loans to be sold, pledged, assigned or transferred.

(v) Transactions with Affiliates. The Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of the Seller’s business and (c) upon fair and reasonable terms no less favorable to the Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(w) ERISA Matters.

(i) The Seller shall not permit any event or condition which is described in any of clauses (i) through (vii) of the definition of “Event of Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of the Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $5 million.

(ii) The Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and (b) the Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

(x) Mortgage Loan Schedule. The Seller will furnish to Buyer monthly a Mortgage Loan Schedule.

(y) Guarantees. The Seller shall not create, incur, assume or suffer to exist any Guarantees except to the extent reflected from time to time in the applicable financial statements of the Guarantor or the notes thereto.

(z) Takeout Payments. With respect to each Mortgage Loan subject to a Takeout Commitment, the Seller shall arrange that all payments under the related Takeout Commitment shall be paid directly to the Buyer at the account set forth in Section 9 hereof, or to an account approved by the Buyer in writing prior to such payment.

SECTION 13.	EVENTS OF DEFAULT

Section 13.01 Events of Default. If any of the following events (each an “Event of Default”) occur, the Seller and Buyer shall have the rights set forth in Section 14, as applicable:

(a) the Seller shall default in the payment of (i) any amount payable by it hereunder or under any other Repurchase Document, (ii) Expenses or (iii) any other Obligations, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise; or

(b) the failure of the Seller to perform, comply with or observe any term, covenant or agreement applicable to the Seller contained in Sections 12(a)(i), (h), (j), (n), (r), (s), (t), (u), (v), (w), (x), (y) or (z); or

(c) any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by the Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Mortgage Loans furnished in writing by on behalf of the Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties with respect to each individual Mortgage Loan as set forth in each applicable Purchase Agreement and/or Servicing Agreement, which shall be considered solely for the purpose of determining the Market Value of the Purchased Mortgage Loans; unless (i) the Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to constitute a pattern of materially false or misleading representations and warranties); or

(d) the Seller shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (b) of Section 13.01) or any other Repurchase Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days (the “Original Grace Period”); provided that, if such failure by the Seller shall be a direct result of a failure of the related Servicer to perform any material covenant or agreement contained in the related Servicing Agreement (each, a “Servicer Failure”), the grace periods related to such Servicer Failure set forth in the related Servicing Agreement shall apply hereto (each a “Servicer Grace Period”); provided further, that in the event that the Buyer shall determine, in its good faith discretion, that during such Servicer Grace Period a Material Adverse Effect is likely to occur, then the Original Grace Period (or such longer grace period as determined by the Buyer), shall apply hereto; or

(e) a judgment or judgments for the payment of money in excess of $5 million in the aggregate shall be rendered against the Seller or the Guarantor by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and the Seller or the Guarantor shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by the Seller or the Guarantor under (i) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of the Seller or the Guarantor, as applicable, to which the Buyer or any Affiliate is a party or (ii) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of the Seller or the Guarantor, as applicable; or

(g) an Event of Insolvency shall have occurred with respect to the Seller or the Guarantor; or

(h) for any reason, this Repurchase Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(i) the Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of the Buyer); or either (A) the Repurchase Assets shall not have been sold to the Buyer, or (B) the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Repurchase Assets in favor of the Buyer or shall be Liens in favor of any Person other than the Buyer; or

(j) any Material Adverse Effect shall have occurred as determined by Buyer in its sole good faith discretion and the Seller has failed to repurchase the Purchased Mortgage Loans subject to Transactions within 30 days following a request by Buyer therefor; or

(k) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan of Seller or the Guarantor, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Seller or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan of Seller or the Guarantor, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan of Seller or the Guarantor shall terminate for purposes of Title IV of ERISA, (v) the Seller, the Guarantor or any Commonly Controlled Entity shall, or in the reasonable opinion of the Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other then existing event or condition shall occur or exist with respect to a Plan of Seller or the Guarantor; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) Reserved; or

(m) Reserved; or

(n) A Change in Control of the Seller or the Guarantor shall have occurred; or

(o) Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Guarantor as a “going concern” or a similar reference; or

(p) a breach by the Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Repurchase Document, any “event of default” by the Guarantor under the Guaranty, any repudiation of the Guaranty by the Guarantor, or if the Guaranty is not enforceable against the Guarantor; or

(q) (i) the failure of Guarantor to at any time continue to be (A) qualified as a real estate investment trust as defined in Section 856 of the Code and (B) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or (ii) Guarantor has engaged in any “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) of the Code the gain of which exceeds $5,000,000; or

(r) the failure of the Guarantor to satisfy any of the following asset or income tests and Buyer has delivered notice of an Event of Default to the Seller with respect thereto:

(1) At the close of each taxable year, at least 75 percent of Guarantor’s gross income consists of qualifying income within the meaning of Section 856(c)(3) of the Code.

(2) At the close of each taxable year, at least 95 percent of Guarantor’s gross income consists of qualifying income within the meaning of Section 856(c)(2) of the Code.

(3) At the close of each quarter of Guarantor’s taxable years, at least 75 percent of the value of Guarantor’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of Guarantor’s operations, but not including receivables purchased from another person), and Government Securities; unless (a) the test described in this paragraph (3) has been satisfied as of the end of the immediately preceding quarter of Guarantor’s taxable year, (b) such test is not satisfied as the result of the acquisition of a security or property during the current quarter of Guarantor’s taxable year, and (c) such test is satisfied within the 30 day period as provided under section 856(c)(4).

(4) At the close of each quarter of each of Guarantor’s taxable years, (a) not more than 20 percent of Guarantor’s total asset value will be represented by securities of one or more taxable REIT subsidiaries, and (b) (i) not more than 5 percent of the value of Guarantor’s total assets will be represented by securities of any one issuer (other than Government Securities and securities of taxable REIT subsidiaries and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), and (ii) Guarantor will not hold securities possessing more than 10 percent of the total voting power or value of the outstanding securities of any one issuer (other than Government Securities, securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code); unless (c) the tests described in this paragraph (4) have been satisfied as of the end of the immediately preceding quarter of Guarantor’s taxable year, (d) any of the tests described in this paragraph (4) are not satisfied as the result of the acquisition of a security or property during the current quarter of Guarantor’s taxable year, and (e) such test is satisfied within the 30 day period as provided under section 856(c)(4).

(5) Notwithstanding paragraphs (1)-(4) above, if (i) one of the tests described in paragraphs (1)-(4) is failed, but such failure was based upon reasonable reliance on an opinion of nationally recognized tax counsel to the effect that the acquisition of the income security or property or action or omission that gave rise to the failure “would not” or “should not” have caused such failure, which opinion was received prior to such acquisition, action or omission, (ii) Guarantor delivers to Buyer within 30 days after one of the tests described in paragraphs (1)-(4) is failed or is asserted to be failed an opinion of counsel to the effect that Seller will qualify for relief under sections 856(c)(6) or 856(c)(7)(B) of the Code, as applicable, and (iii) the potential tax imposed on Buyer will not exceed $5,000,000, then the tests described in paragraphs (1)-(4) shall not be treated as failed by reason of such failure if the Internal Revenue Service determines that the Guarantor qualifies for relief under sections 856(c)(6) or 856(c)(7)(B), and such tests shall not be treated as failed until the Internal Revenue Service determines that the Guarantor fails to qualify for relief under sections 856(c)(6) or 856(c)(7)(B), in which case the Guarantor shall deliver notice to the Buyer as soon as practicable.

Section 13.02 Termination Event. (a) If any of the following events (a “Termination Event”) occur, the Buyer shall have the rights set forth in Section 13.02(b):

(i) The senior debt obligations or short-term debt obligations of Merrill Lynch & Co., Inc. shall be rated below the four highest generic grades (without regard to any pluses and minuses reflecting gradations within such generic grades) by any nationally recognized statistical rating organization.

(ii) Any change or development involving a prospective change in taxation or other applicable law or regulation or interpretation thereof in the United States directly affecting the Purchased Mortgage Loans or the consequences of Buyer owning, or holding a security interest in, the Purchased Mortgage Loans; the imposition of exchange controls by the United States, that directly affects the Purchased Mortgage Loans or the consequences of Buyer owning, or holding a security interest in, the Purchased Mortgage Loans; or the imposition of exchange controls by the United States, that directly affects the financial markets of the United States, and makes it, in the sole good faith judgment of Buyer, inadvisable or impracticable to enter into Transactions with the Mortgage Loans.

(b) Upon the occurrence of a Termination Event, the Buyer shall have the right, in its sole discretion, to immediately terminate the Buyer’s obligation to enter into any additional Transactions. The Seller shall repurchase any Purchased Mortgage Loans subject to a Transaction hereunder within 60 days following receipt of a request therefor from Buyer following the occurrence of a Termination Event.

SECTION 14.	REMEDIES

(a) If an Event of Default occurs with respect to the Seller, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

(i) At the option of the Buyer, exercised by written notice to the Seller (provided, that in the event Buyer exercises such option, such option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of the Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.

(ii) If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section:

(A) the Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Seller hereunder;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section); and

(C) all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the Seller.

(iii) Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of all files of the Seller relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of the Seller or any third party acting for the Seller and the Seller shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Seller contained in the Repurchase Documents.

(iv) At any time on the Business Day following notice to the Seller (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Seller has not repurchased all Purchased Mortgage Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Seller credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied first to the costs and expenses incurred by the Buyer in connection with the Seller’s default; second to costs of cover and/or related hedging transactions; third to the Repurchase Price; and fourth to any other outstanding obligation of the Seller to the Buyer or its Affiliates.

(v) The Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi) The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b) Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Seller. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Seller hereby expressly waives any defenses the Seller might otherwise have to require Buyer to enforce its rights by judicial process. The Seller also waives any defense (other than a defense of payment or performance) the Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. The Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d) To the extent permitted by applicable law, the Seller shall be liable to the Buyer for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Seller to the Buyer under this paragraph 14(d) shall be at a rate equal to the Post-Default Rate.

SECTION 15.	INDEMNIFICATION AND EXPENSES; RECOURSE

(a) The Seller agrees to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Purchased Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Mortgage Loan, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller. The Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b) The Seller agrees to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. The Seller agrees to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Section 27 hereof, the Seller agrees to pay the Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Purchased Mortgage Loans, other than those Mortgage Loans acquired by the Seller from the Buyer or its Affiliates, submitted by the Seller for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 15(b) and 27 hereof. The Seller also agrees to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred by the Buyer in connection with any amendment, supplement or modification requested or agreed to by the Seller to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection with such requested or agreed to amendment, supplement or modification.

(c) The obligations of the Seller from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Seller.

SECTION 16.	SERVICING

(a) The Seller, on Buyer’s behalf, shall contract with Servicer to service the Mortgage Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with the applicable Servicing Agreement.

(b) The Seller shall cause the Servicer to hold or cause to be held all escrow funds collected by the Seller with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c) The Seller shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

(d) Upon the occurrence of a material default under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans in accordance with the terms of the Servicing Agreement. The Seller shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(e) If the Seller should discover that, for any reason whatsoever, any entity responsible to the Seller by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully the Seller’s obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans, the Seller shall promptly notify Buyer.

SECTION 17.	SINGLE AGREEMENT

Buyer and the Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 18.	SET-OFF

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Seller, any such prior notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Seller or any Affiliate thereof. The Buyer agrees promptly to notify the Seller after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 19.	NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by email or by telecopy) by an Authorized Representative delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or e-mail and, in each case, confirmed by telephone or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 20.	ENTIRE AGREEMENT; SEVERABILITY

This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between Buyer and the Seller with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Repurchase Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 21.	NON-ASSIGNABILITY

The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by the Seller without the prior written consent of Buyer. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement. Subject to the approval of the Seller (which approval shall not be unreasonably withheld, provided that such approval shall not be required if an Event of Default shall have occurred and is continuing or if Buyer assigns to an Affiliate of Buyer), Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Repurchase Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Repurchase Documents. Unless otherwise stated in the Assignment and Acceptance, the Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

Subject to acceptance and recording thereof pursuant to the following paragraph of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Repurchase Agreement. Any assignment or transfer by Buyer of rights or obligations under this Repurchase Agreement that does not comply with this Section 21 shall be treated for purposes of this Repurchase Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with the following paragraph of this Section.

The Buyer, as agent for the Seller, shall maintain a register (the “Register”) on which it will record the Buyer’s rights hereunder, and each Assignment and Acceptance and participation. The Register shall include the names and addresses of Buyers (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned. Failure to make any such recordation, or any error in such recordation shall not affect the Seller’s obligations in respect of such rights. If Buyer sells a participation in its rights hereunder, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit Seller to review such information as reasonably needed for Seller to comply with its obligations under this Repurchase Agreement or under any applicable Requirement of Law.

The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Seller shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Repurchase Documents except as provided in Section 7.

The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 21, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

The Buyer may at any time create a security interest in all or any portion of its rights under this Repurchase Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Buyer from its obligations hereunder.

In the event the Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 22.	TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Seller under Section 15 hereof shall survive the termination of this Repurchase Agreement.

SECTION 23.	GOVERNING LAW

THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 24.	SUBMISSION TO JURISDICTION; WAIVERS

BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(v) THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 25.	NO WAIVERS, ETC.

No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

SECTION 26.	NETTING

If the Buyer and the Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder,

(a) All amounts to be paid or advanced by one party to or on behalf of the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Repurchase Agreement shall be deemed to be a “netting contract” as defined in Section 4402.

(b) The payment obligations and the payment entitlements of the parties hereto pursuant to this Repurchase Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Repurchase Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

SECTION 27.	DUE DILIGENCE

The Seller acknowledges that Buyer has the right to perform continuing Due Diligence Reviews with respect to the Mortgage Loans (other than Mortgage Loans that were acquired by the Seller from the Buyer or its Affiliates) and the Seller, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Seller agrees that upon reasonable prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Seller and/or the Custodian. The Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Seller acknowledges that Buyer may purchase Mortgage Loans from the Seller based solely upon the information provided by the Seller to Buyer in the Purchased Mortgage Loan Schedule

and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete Due Diligence Review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Seller. The Seller further agrees that the Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 27 (“Due Diligence Costs”) with respect to the Mortgage Loans (other than Mortgage Loans that were acquired by the Seller from the Buyer or its Affiliates); provided, that such Due Diligence Costs shall not exceed the Due Diligence Cap per Transaction unless a Default or Event of Default shall have occurred, in which event Buyer shall have the right to perform due diligence, at the sole expense of Seller without regard to the dollar limitation set forth herein.

SECTION 28.	RESERVED

SECTION 29.	RESERVED

SECTION 30.	BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) The Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in the Buyer’s discretion, solely for the purpose of carrying out the Seller’s obligations pursuant to the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, the Seller hereby gives the Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of the Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii) (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against the Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Seller might do.

(b) The Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(c) The Seller also authorizes the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

(d) The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 31.	MISCELLANEOUS

(a) Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

(b) Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c) Acknowledgment. The Seller hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(ii) the Buyer has no fiduciary relationship to the Seller; and

(iii) no joint venture exists between the Buyer and the Seller.

(d) Repurchase Documents Mutually Drafted. The Seller and the Buyer agree that this Repurchase Agreement and each other Repurchase Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

SECTION 32.	CONFIDENTIALITY

The Buyer and the Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws or in any court or other legal proceeding, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of an Event of Default the Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Buyer’s rights hereunder. The provisions set forth in this Section 32 shall survive the termination of this Repurchase Agreement. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or agent or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions to the taxpayer and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

SECTION 33.	INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) This Repurchase Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

SECTION 34.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 35.	CONFLICTS

In the event of any conflict between the terms of this Repurchase Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Repurchase Agreement shall prevail, and then the terms of the other Repurchase Documents shall prevail.

SECTION 36.	AUTHORIZATIONS

Any of the persons whose signatures and titles appear on Exhibit X are authorized, acting singly, to act for Seller or Buyer, as the case may be, under this Repurchase Agreement.

SECTION 37.	ACKNOWLEDGEMENT OF ANTI-PREDATORY LENDING POLICIES.

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

SECTION 38.	GENERAL INTERPRETIVE PRINCIPLES.

For purposes of this Repurchase Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Repurchase Agreement have the meanings assigned to them in this Repurchase Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Repurchase Agreement;

(d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Repurchase Agreement as a whole and not to any particular provision;

(f) the term “include” or “including” shall mean without limitation by reason of enumeration; and

(g) all times specified herein or in any other Repurchase Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:

MERRILL LYNCH MORTGAGE CAPITAL INC.

By:	/s/ JAMES B. CASON
Name:	James B. Cason
Title:	Vice President

Address for Notices:

4 World Financial Center

22nd Floor

New York, New York 10080

Attention:  James B. Cason

Telecopier No.:  (212)738-2700

Telephone No.:  (212) 449-1219

Email:  JCason@exchange.ml.com

with a copy to:  john_winchester@ml.com

SELLER:

TABERNA REALTY HOLDINGS TRUST

By:	/s/ JACK SALMON
Name:	Jack Salmon
Title:	CFO

Address for Notices:

1818 Market Street Philadelphia, PA 19103 Attention: Jack Salmon Telecopier No.: 215-861-7878 Telephone No: 215-861-7882 Email: jsalmon@tabernacapital.com

With a copy to:

Attention: Ralph Licht Telecopier No.: 215-861-7878 Telephone No: 215-861-7884 Email: rlicht@tabernacapital.com

SCHEDULE 1

RECOURSE INDEBTEDNESS

Taberna Realty Finance Trust

As of September 30, 2005 and Pro forma as of October 31, 2005

($ in millions)
Description	Amount
Repurchase Agreements	$251

Unaudited consolidated recourse indebtedness at September 30, 2005	251
Committed repurchase agreement financing
Merrill Lynch Repurchase agreement	750
Repo - B	500
Repo - C	1,250

Pro-forma consolidated recourse indebtedness at October 31, 2005	$2,751

Unaudited consolidated shareholders’ equity	418
Leverage ratio — As of September 30, 2005 (times)	0.6
Leverage ratio — Pro forma October 31, 2005 (times)	6.6

Sch. 1-1

EXHIBIT I

FORM OF CONFIRMATION LETTER

October [    ], 2005

_______________________

_______________________

_______________________

_______________________

Attention:

Confirmation No.:  _________________________

Ladies/Gentlemen:

This letter confirms our oral agreement to purchase from you the Mortgage Loans listed in Appendix I hereto, pursuant to the Master Repurchase Agreement governing purchases and sales of Mortgage Loans between us, dated as of October 31, 2005 (the “Agreement”), as follows:

Purchase Date:

Mortgage Loans to be Purchased: See Appendix I hereto.

[Appendix I to Confirmation Letter will list Mortgage Loans]

Aggregate Principal Amount of Purchased Mortgage Loans:

Purchase Price:

Pricing Spread:

Repurchase Date:

Repurchase Price:

[Purchase Price Percentage:]

LIBOR Period:

Exh. I-1

Names and addresses for communications:

Buyer:

Merrill Lynch Mortgage Capital Inc.

4 World Financial Center

22nd Floor

New York,

New York 10080

Attention: James B. Cason

Seller:

Taberna Realty Holdings Trust

1818 Market Street

Philadelphia, PA 19103

Attention: Jack Salmon

Telecopier No.: 215-861-7878

Telephone No: 215-861-7882

Email: jsalmon@tabernacapital.com

With a copy to:

Attention: Raphael Licht

Telecopier No.: 215-861-7878

Telephone No: 215-861-7884

Email: rlicht@tabernacapital.com

MERRILL LYNCH MORTGAGE CAPITAL INC.

By:
Name:
Title:

Exh. I-2

EXHIBIT II

FORM OF OPINIONS

Merrill Lynch Mortgage Capital Inc.

4 World Financial Center

22nd Floor

New York, New York 10080

Dear Sirs and Mesdames:

You have requested [our] [my] opinion as counsel to Taberna Realty Holdings Trust, a [trust] organized and existing under the laws of Maryland (the “Seller”), with respect to certain matters in connection with that certain Master Repurchase Agreement governing purchases and sales of certain Mortgage Loans, dated October 31, 2005 (the “Repurchase Agreement”), by and between the Seller and Merrill Lynch Mortgage Capital Inc. (the “Buyer”), that certain Custodial Agreement, dated October 31, 2005 (the “Custodial Agreement”) by and among the Buyer, the Seller and Wells Fargo Bank, N.A., as custodian (the “Custodian”) and that certain Collection Account Agreement, dated as of October 31, 2005 (the “Collection Account Agreement”) among the Seller, the Buyer and [Bank], as bank (the “Bank”). The Repurchase Agreement, the Custodial Agreement and the Collection Account Agreement are hereinafter collectively referred to as the “Governing Agreements.” Capitalized terms not otherwise defined herein have the meanings set forth in the Repurchase Agreement.

[We] [I] have examined the following documents:

1.	the Repurchase Agreement;

2.	the Custodial Agreement;

3.	an unfiled copy of each financing statement listed on Schedule 1 (the “Financing Statements”) naming the Seller as Debtor and the Buyer as Secured Party and describing the Repurchase Assets (as defined in the Repurchase Agreement) as to which security interests may be perfected by filing under the Uniform Commercial Code as in effect in the State of (the “Filing Collateral”), which [I] [we] understand will be filed in the offices of the (the “Filing Offices”);

4.	the reports listed on Schedule 2 as to UCC financing statements (collectively, the “UCC Search Report”);

5.	such other documents, records and papers as [we] [I] have deemed necessary and relevant as a basis for this opinion.

To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Seller contained in the Repurchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the

Exh. II-1

genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is [our] [my] opinion that:

1. The Seller is a [trust] duly organized, validly existing and in good standing under the laws of the State of Maryland and is qualified to transact business in, and is in good standing under, the laws of the State of Maryland.

2. The Seller has all necessary corporate power to authorize, execute and deliver, and to perform its obligations under, the Governing Agreements.

3. The execution, delivery and performance by the Seller of the Governing Agreements to which it is a party, and the sales by the Seller and the pledge of the Repurchase Assets under the Repurchase Agreement have been duly authorized by all necessary corporate action on the part of the Seller. Each of the Governing Agreements has been duly executed and delivered by the Seller, and are legal, valid and binding agreements of the Seller enforceable against the Seller in accordance with their respective terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Buyer’s purchase of the Purchased Mortgage Loans and/or security interest in the Repurchase Assets.

3. No consent, approval, authorization or order of, and no filing or registration with, any court or governmental agency or regulatory body is required on the part of the Seller for the execution, delivery or performance by the Seller of the Governing Agreements to which it is a party or for the sales by the Seller under the Repurchase Agreement or the sale of the Repurchase Assets to the Buyer and/or granting of a security interest to the Buyer in the Repurchase Assets, pursuant to the Repurchase Agreement.

4. The execution, delivery and performance by the Seller of, and the consummation by the Seller of the transactions contemplated by, the Governing Agreements do not and will not (a) violate any provision of the Seller’s charter or by-laws, (b) violate any applicable law, rule or regulation, (c) violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to the Seller of which [I] [we] have knowledge (after due inquiry) or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument listed on Schedule 3 hereto, which the Seller has represented lists all of the material agreements to which it is a party or by which, it is bound or to which its or its properties is bound, or (except for the Liens created pursuant to the Repurchase Agreement) result in the creation or imposition of any Lien upon any Property of such party pursuant to the terms of any such agreement or instrument.

5. There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Seller which, in [our] [my] judgment, either in any one instance or in the aggregate, would be reasonably likely to result in any material adverse

Exh. II-2

change in the properties, business or financial condition, or prospects of such party or in any material impairment of the right or ability of such party to carry on its business substantially as now conducted or in any material liability on the part of such party or which would draw into question the validity of the Governing Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be reasonably likely to impair materially the ability of such party to perform under the terms of the Governing Agreements to which it is a party or the Mortgage Loans.

6. The Repurchase Agreement is effective to create, in favor of the Buyer, a valid “security interest” as defined in Section 1-201(37) of the Uniform Commercial Code in all of the right, title and interest of the Seller in, to and under the Repurchase Assets, except that (a) such security interests will continue in Repurchase Assets after its sale, exchange or other disposition only to the extent provided in Section 9-315 of the Uniform Commercial Code, (b) the security interests in Repurchase Assets in which the Seller acquires rights after the commencement of a case under the Bankruptcy Code in respect of the Seller may be limited by Section 552 of the Bankruptcy Code.

7. When the Purchased Mortgage Loans are delivered to the [Buyer] [Custodian], the security interest referred to in Section 7 above in the Mortgage Loans will constitute a fully perfected first priority security interest in all right, title and interest of the Seller therein.

8. (a) Upon the filing of the Financing Statement in the Filing Office, the security interest referred to in Section 7 above will constitute a fully perfected security interest under the Uniform Commercial Code in all right, title and interest of the Seller in, to and under that portion of the Repurchase Assets that can be perfected by filing under the Uniform Commercial Code.

(b) The UCC Search Report sets forth the proper filing offices and the proper debtor necessary to identify those Persons who have on file in the jurisdictions listed on Schedule 1 financing statements covering the Repurchase Assets as of the dates and times specified on Schedule 2. The UCC Search Report identifies no Person who has filed in any Filing Office a financing statement describing the Repurchase Assets prior to the effective dates of the UCC Search Report.

9. The provisions of the Collection Account Agreement are effective to cause the security interest of the Buyer in the Collection Account to be a fully perfected first-priority security interest therein.

10. The Seller is not an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

Exh. II-3

EXHIBIT III

UCC FILING JURISDICTION

Maryland

Exh. III-1

EXHIBIT IV

[FORM OF COLLECTION ACCOUNT CONTROL AGREEMENT]

COLLECTION ACCOUNT CONTROL AGREEMENT, dated as of October 31, 2005, as amended from time to time, among Merrill Lynch Mortgage Capital Inc. (the “Buyer”), Taberna Realty Holdings Trust (the “Seller”) and [                                ] (the “Bank”).

WHEREAS, the Seller and the Buyer have entered into that certain Repurchase Agreement, dated as of October 31, 2005, as amended from time to time (the “Repurchase Agreement”) pursuant to which the Buyer may enter into a Transaction (as defined therein) secured by, among other things, the payments made on account of Purchased Mortgage Loans sold to the Buyer under the Repurchase Agreement (“Distributions”);

WHEREAS, the Seller (the “Seller”) has established that certain Collection Account, Acct. No. [            ], subject to the security interest of the Buyer, ABA #[                ], which account is maintained in the name of the Seller with the Bank pursuant to the Repurchase Agreement (the “Collection Account”);

WHEREAS, pursuant to the Transaction, all Distributions are required to be deposited into the Collection Account identified below upon receipt by the Seller; and

WHEREAS, the Seller has granted to the Buyer a security interest in the Collection Account and all amounts held therein;

NOW, THEREFORE, the parties hereby agree as follows:

Section 1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned in the Repurchase Agreement.

Section 2. Transfers To and From Collection Account; Control. The parties agree that: (a) Distributions received by the Bank for credit to the Collection Account are, except as provided below, for application as instructed by the Seller; (b) the Bank shall transfer funds from the Collection Account in accordance with such instructions until the Bank receives notice from the Buyer that an event of default has occurred and is continuing under the Repurchase Agreement (a “Notice of Event of Default”); and (c) upon the Bank’s receipt of a Notice of Event of Default, the Bank shall (i) in no event (A) transfer funds from the Collection Account to the Seller, (B) act on the instruction of the Seller, or (C) cause or permit withdrawals from the Collection Account in any manner not approved by the Buyer in writing and (ii) comply with instructions originated by the Buyer concerning the disposition of funds in the Collection Account without further consent of the Seller.

Section 3. Collection Account. The Bank hereby confirms and agrees that:

(a) The Bank shall not change the name or account number of the Collection Account without the prior written consent of the Buyer;

Exh. IV-1

(b) The Collection Account is a “deposit account” (within the meaning of Section 9-102(a)(29) of the Uniform Commercial Code (the “UCC”));

(c) Without limitation on the Buyer’s rights under Section 2 above, the Bank shall comply with any stop payment orders given by the Buyer with respect to items presented for payment by the Seller;

(d) There are no other agreements entered into between the Bank and the Seller with respect to the Collection Account;

(e) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to the Collection Account and/or any funds held therein pursuant to which it has agreed, or will agree, to comply with orders or instructions of such other person; and

(f) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with the Seller purporting to limit or condition the obligation of the Bank to comply with orders and other instructions of the Buyer as set forth in Sections 2(c)(ii) and 3(c) above.

Section 4. Subordination of Lien; Waiver of Set-Off. (a) In the event that the Bank has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Collection Account or any funds held therein, the Bank hereby agrees that such security interest shall be subordinate to the security interest of the Buyer. The funds and other items deposited to the Collection Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Buyer (except that the Bank may set off (i) all amounts due to the Bank in respect of customary fees and expenses for the routine maintenance and operation of the Collection Account and (ii) the face amount of any checks which have been credited to the Collection Account but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting the Collection Account).

(b) The Seller hereby authorizes the Bank, without prior notice, from time to time to debit any other account the Seller may have with the Bank for the amount due the Bank hereunder.

Section 5. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UCC, NEW YORK SHALL BE DEEMED TO BE THE “BANK’S JURISDICTION.”

Section 6. Conflict with Other Agreements. (a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement between the Seller and the Bank now existing or hereafter entered into, the terms of this Agreement shall prevail.

(b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Exh. IV-2

Section 7. Adverse Claims. Except for the claims and interest of the Buyer and of the Seller in the Collection Account, the Bank does not know of any claim to, or interest in, the Collection Account or in funds held therein. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Collection Account or against any funds held therein, the Bank will promptly notify the Buyer and the Seller thereof.

Section 8. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law.

Section 9. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed, to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received, or three days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below:

Taberna Realty Holdings Trust:

1818 Market Street

Philadelphia, PA 19103

Attention: Jack Salmon

Telecopier No.: 215-861-7878

Telephone No:  215-861-7882

Email: jsalmon@tabernacapital.com

With a copy to:

Attention: Raphael Licht

Telecopier No.: 215-861-7878

Telephone No:  215-861-7884

Email: rlicht@tabernacapital.com

with copies to the Buyer at the address below

Buyer:

Merrill Lynch Mortgage Capital Inc.

4 World Financial Center

22nd Floor

New York, New York 10080

Attention: James Cason

Exh. IV-3

Bank:

[ADDRESS]
Attention:
Fax:
Telephone:

Any party may change its address for notices in the manner set forth above.

Section 10. Termination. The obligations of the Bank to the Buyer pursuant to this Agreement shall continue in effect until the Buyer has notified the Bank of such termination in writing. The Buyer agrees with the Seller to provide Notice of Termination in substantially the form of Exhibit A hereto to the Bank on or after the termination of the Buyer’s security interest in the Collection Account pursuant to, or as otherwise provided by, the terms of the Repurchase Agreement.

Section 11. Limitation of Liability; Indemnification of the Bank. The Seller and the Buyer hereby agree that (a) the Bank is released from any and all liabilities to the Seller and the Buyer arising from the terms of this Agreement and the compliance of the Bank with the terms hereof, except to the extent that such liabilities arise from the Bank’s bad faith, willful misconduct or negligence and (b) the Seller, its successors and assigns shall at all times indemnify and save harmless the Bank from and against any loss, liability or expense incurred without bad faith, willful misconduct or negligence on the part of the Bank, its officers, directors and agents, arising out of or in connection with the execution and performance of this Agreement or the maintenance of the Collection Account, including the costs and expenses of defending themselves against any claim or liability in connection with the performance of any of their powers or duties hereunder which indemnity shall survive the termination of this Agreement or the earlier of the removal or resignation of the Bank.

Section 12. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[SIGNATURE PAGES FOLLOW]

Exh. IV-4

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Collection Account Control Agreement, all as of the day and year first above written.

TABERNA REALTY HOLDINGS TRUST, as Seller

By:
Name:
Title:

MERRILL LYNCH MORTGAGE CAPITAL INC., as Buyer

By:
Name:
Title:

[BANK], as Bank

By:
Name:
Title:

Exh. IV-5

Exhibit A to

Collection Account Control Agreement

[LETTERHEAD OF MERRILL LYNCH MORTGAGE CAPITAL INC.]

[Date]

[Bank]

Attention: _____________________

Re:	Notice of Termination of Collection Account Control Agreement

You are hereby notified that the Collection Account Control Agreement, dated as of October 31, 2005, a copy of which is attached (the “Agreement”), among you, the undersigned and Taberna Realty Holdings Trust (the “Seller”) is terminated and you have no further obligations to the undersigned pursuant to the Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to the Collection Account from the Seller. This notice terminates any obligations you may have to the undersigned with respect to the Collection Account; provided, however, that nothing contained in this notice shall alter any obligations which you may otherwise owe to the undersigned pursuant to any other agreement.

Very truly yours,

MERRILL LYNCH MORTGAGE CAPITAL INC.

By:
Name:
Title:

Exh. IV-6

EXHIBIT V

Mortgage Loan Schedule Fields

1.	the loan number of the mortgage loan;

2.	the city, state and zip code of the Mortgage Property;

3.	a code indicating whether the Mortgaged Property is owner-occupied;

4.	the type of residential dwelling constituting the Mortgage Property;

5.	the original months to maturity;

6.	the original date of the mortgage;

7.	the Loan-to-Value Ratio at origination;

8.	the Mortgage interest rate at origination;

9.	the date on which the first monthly payment was due on the Mortgage Loan;

10.	the stated maturity date;

11.	the amount of the Monthly Payment at origination;

12.	the amount of the Monthly Payment as of the cut-off date;

13.	the last due date on which a monthly payment was actually applied to the unpaid Stated Principal Balance;

14.	the original principal amount of the Mortgage Loan;

15.	the stated principal balance of the Mortgage Loan as of the close of business on the cut-off date;

16.	a code indicating the purpose of the Mortgage Loan (i.e., purchase financing, rate/term refinancing, cash-out refinancing);

17.	a code indicating the documentation style (i.e., full, alternative or reduced);

18.	[reserved];

19.	the Value of the Mortgaged Property;

20.	the sale price of the Mortgaged Property, if applicable;

Exh. V-1

21.	the actual unpaid principal balance of the Mortgage Loan as of the cut-off date;

22.	the servicing fee;

23.	[reserved];

24.	with respect to each adjustable-rate Mortgage Loan, the next interest rate adjustment date;

25.	with respect to each adjustable-rate Mortgage Loan, the gross margin;

26.	with respect to each adjustable-rate Mortgage Loan, the minimum and maximum mortgage rate under the terms of the Mortgage Note;

27.	with respect to each adjustable-rate Mortgage Loan, the first rate cap;

28.	with respect to each adjustable-rate Mortgage Loan, the related periodic rate cap;

29.	with respect to each adjustable-rate Mortgage Loan, the related lifetime cap;

30.	with respect to each adjustable-rate Mortgage Loan, whether additional collateral exists;

31.	with respect to each adjustable-rate Mortgage Loan, whether it is interest-only; and

32.	with respect to each adjustable-rate Mortgage Loan, the Seller.

Such schedule shall set forth the following information with respect to the Mortgage Loans in the aggregate as of the cut-off date: (1) the number of Mortgage Loans; (2) the current principal balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans: and (4) the weighted average maturity of the Mortgage Loans.

Exh. V-2

EXHIBIT VI

Mortgage File Documents

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items:

1. The original Mortgage Note endorsed “Pay to the order of _____________________ without recourse,” and signed in the name of the Seller by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Seller. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by “[Seller], successor by merger to the [name of predecessor]”. If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by “[Seller] formerly known as [previous name]”. If the original note is unavailable, seller will provide an affidavit of lost note (in form acceptable to the Buyer) stating that the original Mortgage Note was lost or destroyed, together with a copy of such Mortgage Note and indemnifying the Buyer against any and all claims arising as a result of any person or entity claiming they are the holder of the note or that the note has been paid off and returned.

2. Except as provided below and for each Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a copy of the original Mortgage together with a certificate of the Seller certifying that the original Mortgage has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located and in the case of each MERS Mortgage Loan, the original Mortgage, noting the presence of the MIN of the Mortgage Loans and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS, with evidence of recording indicated thereon, or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded.

3. The original or certified to be a true copy or if in electronic form identified on the Mortgage Loan Schedule, the certificate number, certified by the Seller, of the related PMI Policy, if required.

4. In the case of each Mortgage Loan that is not a MERS Mortgage Loan, if required by applicable law, the original Assignment in blank, from the Seller in accordance with Buyer’s instructions, which Assignment shall, but for any blanks requested by the Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment must be by “[Seller] formerly known as [previous name]”.

5. With respect to Mortgage Loans that are not Co-op Loans, the original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet

Exh. VI-1

been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, if required by applicable law, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Seller, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the title insurer of the original Assignment together with a certificate of the title insurer certifying that the original Assignment has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a copy of such original document together with certificate of Seller certifying the original of such document has been delivered for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located (or, in lieu thereof, a duplicate or conformed copy of such instrument, together with a certificate of receipt from the recording office, certifying that such copy represents a true and complete copy of the original and that such original has been or is currently submitted to be recorded in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located), or if the original power of attorney or other such instrument has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

9. With respect to a Co-op Loan: (i) a copy of the Co-op Lease and the assignment of such Co-op Lease to the originator of the Mortgage Loan, with all intervening assignments showing a complete chain of title and an assignment thereof by Seller; (ii) the stock certificate together with an undated stock power relating to such stock certificate executed in blank; (iii) the recognition agreement; (iv) copies of the financial statement filed by the originator as secured party and, if applicable, a filed UCC-3 Assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 Assignment of such security interest by the Seller in a form sufficient for filing.

10. The original of any guarantee executed in connection with the Mortgage Note.

Notwithstanding anything to the contrary herein, the Seller may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

Exh. VI-2

EXHIBIT VII

RESERVED

Exh. VII-1

EXHIBIT VIII

Form of Guarantor’s Officer’s Certificate

I, _____________________, do hereby certify that I am duly elected, qualified and authorized officer of Taberna Realty Finance Trust (“Guarantor”). This Certificate is delivered to you in connection with Section 12(d)(iii) of the Master Repurchase Agreement dated as of October 31, 2005, among Taberna Realty Holdings Trust and Merrill Lynch Mortgage Capital Inc. (the “Agreement”). I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Guarantor is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

(i) Maintenance of Tangible Net Worth. The Guarantor (A) has maintained a Tangible Net Worth, on a consolidated basis, of not less than $300,000,000; (B) has maintained a Net Worth, on a consolidated basis, at the end of any calendar quarter of not less than 15% of its Net Worth, on a consolidated basis, at the beginning of the second preceding calendar quarter and (C) has maintained a Net Worth, on a consolidated basis, at the end of any consecutive twelve month period of not less than 30% of its Net Worth, on a consolidated basis, at the beginning of such consecutive twelve month period.

(ii) Maintenance of Ratio of Recourse Indebtedness to Net Worth. As of the end of each calendar quarter, the Guarantor has maintained the ratio of Recourse Indebtedness, on a consolidated basis, to Net Worth, on a consolidated basis, no greater than 15:1.

(iii) Qualified REIT Trust. The Guarantor continued to be (A) qualified as a real estate investment trust as defined in Section 856 of the Code and (B) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year.

(iv) No Default or Event of Default has occurred or is continuing. [If any Default or Event of Default has occurred and is continuing, Seller shall describe the same in reasonable detail and describe the action the Seller has taken or proposes to take with respect thereto.]

(v) Attached hereto as Schedule 1 is a true and correct list of all Mortgage Loans purchased by Buyer and held by the Custodian pending repurchase.

Exh. VIII-1

IN WITNESS WHEREOF, I have set my hand this              day of                     ,             .

By:

Name:

Title:

Exh. VIII-2

EXHIBIT IX

EXHIBIT IX

FORM OF SERVICER NOTICE

[Date]

[________________], as Servicer

[ADDRESS]

Attention: _____________

Re:	Master Repurchase Agreement, dated as of October 31, 2005 (the “Repurchase Agreement”), by and among Taberna Realty Holdings Trust (the “Seller”) and Merrill Lynch Mortgage Capital Inc. (the “Buyer”).

Ladies and Gentlemen:

[__________________] (the “Servicer”) is servicing certain mortgage loans for Seller pursuant to that certain Servicing Agreement between the Servicer and Seller. Pursuant to the Repurchase Agreement between Buyer and Seller, the Servicer is hereby notified that Seller has pledged to Buyer certain mortgage loans which are serviced by Servicer which are subject to a security interest in favor of Buyer.

Upon receipt of a Notice of Event of Default from Buyer in which Buyer shall identify the mortgage loans which are then pledged to Buyer under the Repurchase Agreement (the “Mortgage Loans”), the Servicer shall segregate all amounts collected on account of such Mortgage Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions. Following such Notice of Event of Default, Servicer shall follow the instructions of Buyer with respect to the Mortgage Loans, and shall deliver to Buyer any information with respect to the Mortgage Loans reasonably requested by Buyer.

Notwithstanding any contrary information which may be delivered to the Servicer by Seller, the Servicer may conclusively rely on any information or Notice of Event of Default delivered by Buyer, and Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default.

Exh. IX-1

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following addresses: 4 World Financial Center, New York, New York 10080; Attention: Mr. James B. Cason; Telephone: 212-449-1219; Facsimile: 212-449-3673.

Very truly yours,

[____________________]

By:

Name:
Title:

ACKNOWLEDGED:

[____________________], as Servicer

By:

Title:
Telephone:
Facsimile:

Exh. IX-2

AUTHORIZED REPRESENTATIVES

SELLER NOTICES
	Address:	Taberna Realty Holdings Trust
Name: Jack Salmon		1818 Market Street
Telephone: 215-861-7882		Philadelphia, PA 19103
Facsimile: 215-861-7878
E-mail: jsalmon@tabernacapital.com

With a copy to:
Attention: Raphael Licht
Telecopier No.: 215-861-7878
Telephone No: 215-861-7884
Email: rlicht@tabernacapital.com

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Name	Title	Signature

Jack Salmon	CFO	/s/ JACK SALMON

BUYER NOTICES

Name:	James Cason	Address:	Merill Lynch Mortgage Capital Inc.
Telephone:	(212) 449-1219		4 World Financial Center, 10th Floor
Facsimile:	(212) 449-3673		New York, NY 10080

BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Buyer under this Agreement:

Name	Title	Authorized Signature

James Cason	Managing Director	/s/ JAMES CASON

Joseph Magnus	Director	/s/ JOSEPH MAGNUS

Drew Nugent	Director	/s/ DREW NUGENT

John Winchester	Director	/s/ JOHN WINCHESTER

Exh. X-1

EXHIBIT XI

RESPONSIBLE OFFICERS OF SELLER

Responsible Officers

Raphael Licht	Chief Legal Officer

Jack E. Salmon	Executive Vice President and Chief Financial Officer

Exh. X-1

EXHIBIT IX

FORM OF SECTION 7 CERTIFICATE

Reference is hereby made to the Repurchase Agreement dated as of October 31, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among Taberna Realty Holdings Trust (the “Seller”) and Merrill Lynch Mortgage Capital Inc. (the “Buyer”). Pursuant to the provisions of Section 7 of the Agreement, the undersigned hereby certifies that:

33.	It is a natural individual person, treated as a corporation for U.S. federal income tax purposes, disregarded for federal income tax purposes (in which case a copy of this Section 7 Certificate is attached in respect of its sole beneficial owner), or treated as a partnership for U.S. federal income tax purposes (one must be checked).

34.	It is the beneficial owner of amounts received pursuant to the Agreement.

35.	It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

36.	It is not a 10-percent shareholder of the Seller within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

37.	It is not a controlled foreign corporation that is related to the Seller within the meaning of section 881(c)(3)(C) of the Code.

38.	Amounts paid to it under the Repurchase Documents are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By:

Title:

Date:                     ,

Exh. XI-1